Exhibit 12

PS BUSINESS PARKS, INC.

EXHIBIT 12

STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Unaudited, in thousands, except ratio data)

		For the Three Months		For the Six Months
		Ended June 30,		Ended June 30,
		2013	2012	2013	2012
Income from continuing operations		$26,476	$23,331	$51,465	$45,237
Interest expense		3,958	5,213	8,497	10,561

Earnings from continuing operations available to cover fixed charges		$30,434	$28,544	$59,962	$55,798

Fixed Charges (1)		$3,958	$5,213	$8,497	$10,561
Preferred stock dividends		15,122	21,264	28,972	38,450
Preferred partnership distributions		—	224	—	323

Combined fixed charges and preferred distributions		$19,080	$26,701	$37,469	$49,334

Ratio of earnings from continuing operations to fixed charges		7.7	5.5	7.1	5.3

Ratio of earnings from continuing operations to combined fixed charges and preferred distributions		1.6	1.1	1.6	1.1

	For the Years Ended December 31,
	2012	2011	2010	2009	2008
Income from continuing operations	$94,395	$99,563	$96,394	$91,368	$84,106
Interest expense	20,618	5,455	3,534	3,552	3,952

Earnings from continuing operations available to cover fixed charges	$115,013	$105,018	$99,928	$94,920	$88,058

Fixed Charges (1)	$20,618	$5,455	$3,534	$3,552	$3,952
Preferred stock dividends	69,136	41,799	46,214	17,440	46,630
Preferred partnership distributions	323	(6,991)	5,103	(2,569)	7,007

Combined fixed charges and preferred distributions	$90,077	$40,263	$54,851	$18,423	$57,589

Ratio of earnings from continuing operations to fixed charges	5.6	19.3	28.3	26.7	22.3

Ratio of earnings from continuing operations to combined fixed charges and preferred distributions	1.3	2.6	1.8	5.2	1.5

(1)	Fixed charges include interest expense.

PS BUSINESS PARKS, INC.

EXHIBIT 12

STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Unaudited, in thousands, except ratio data)

Supplemental Disclosure of Ratio of Funds from Operations (“FFO”) to Fixed Charges:

		For the Three Months		For the Six Months
		Ended June 30,		Ended June 30,
		2013	2012	2013	2012
FFO		$37,983	$29,106	$76,083	$60,965
Interest expense		3,958	5,213	8,497	10,561
Net income allocable to noncontrolling interests — preferred units		—	224	—	323
Preferred stock dividends		15,122	21,264	28,972	38,450

FFO available to cover fixed charges		$57,063	$55,807	$113,552	$110,299

Fixed Charges (1)		$3,958	5,213	$8,497	10,561
Preferred stock dividends (2)		15,122	13,205	28,972	25,131
Preferred partnership distributions (2)		—	75	—	174

Combined fixed charges and preferred distributions paid		$19,080	$18,493	$37,469	$35,866

Ratio of adjusted FFO to fixed charges		14.4	10.7	13.4	10.4

Ratio of adjusted FFO to combined fixed charges and preferred distributions paid		3.0	3.0	3.0	3.1

	For the Years Ended December 31,
	2012	2011	2010	2009	2008
FFO	$134,472	$149,797	$124,420	$163,074	$131,558
Interest expense	20,618	5,455	3,534	3,552	3,952
Net income allocable to noncontrolling interests — preferred units	323	(6,991)	5,103	(2,569)	7,007
Preferred stock dividends	69,136	41,799	46,214	17,440	46,630

FFO available to cover fixed charges	$224,549	$190,060	$179,271	$181,497	$189,147

Fixed Charges (1)	$20,618	$5,455	$3,534	$3,552	$3,952
Preferred stock dividends (2)	51,969	41,799	42,730	44,662	50,858
Preferred partnership distributions (2)	174	398	4,521	5,848	7,007

Combined fixed charges and preferred distributions paid	$72,761	$47,652	$50,785	$54,062	$61,817

Ratio of adjusted FFO to fixed charges	10.9	34.8	50.7	51.1	47.9

Ratio of adjusted FFO to combined fixed charges and preferred distributions paid	3.1	4.0	3.5	3.4	3.1

(1)	Fixed charges include interest expense.
(2)	Excludes the issuance costs related to the redemption/repurchase of preferred equity and the gain on the repurchase of preferred equity.